Exhibit 99.1

Invitae to Acquire Clear Genetics

—Clear Genetics provides scalable patient support solutions to meet rapidly expanding medical genetics market—

—Clinician-designed chatbots make it easier for patients to access medically responsible, actionable genetic testing—

SAN FRANCISCO, November 11, 2019 – Invitae Corporation (NYSE: NVTA), a leading medical genetics company, today announced it has entered into a definitive agreement to acquire Clear Genetics, a leading developer of software for providing genetic services at scale. Using intuitive chatbots, Clear Genetics equips patients with actionable information throughout the genetic testing process and provides guidance for understanding test results. The acquisition will further expand Invitae’s ability to scale and deliver genetic information as a part of routine medical care.

“For genetics to truly go mainstream, patients and clinicians need automated workflow solutions like those Clear Genetics has created,” said Sean George, co-founder and chief executive officer of Invitae. “In working with the Clear Genetics team over the past year, we have first-hand experience with the value of their patient-centric services. With their capabilities we will greatly enhance our ability to provide a streamlined customer experience, enable scaled clinician education and support, and arm genetics experts with the tools they need to keep up with the exploding demand for genetic information in healthcare.”

Clear Genetics’ chatbot, named Gia, is an easy-to-use platform that guides patients throughout the genetic testing process and is currently being used by customers in Invitae’s direct channel. Gia was developed in collaboration with genetic counselors to ensure information is offered in a medically responsible way. Gia can guide patients regarding consent, personalized risk assessment, insurance benefits, pre/post-test education and understanding their test results, all through an intuitive online conversation. Patients ask Gia questions throughout the process, and Gia uses natural language processing to respond with the resources they need.

“We founded Clear Genetics with a mission to simplify the genetic testing process for as many people as possible by providing easy-to-use, automated tools that help both patient and clinician from initial appointment to results,” said Moran Snir, co-founder and chief executive officer of Clear Genetics. “Our shared mission to bring genetics to mainstream medicine makes joining Invitae the perfect next step on our path to delivering better healthcare and personalized treatment options globally.”

In addition to Gia, Clear Genetics’ Clinic Hub provides clinicians with similarly easy-to-use software to help manage patient care, including, for example, automated patient triage. The company’s software has been deployed at leading health systems and clinics around the country, such as Geisinger and Huntsman Cancer Institute, among others.

“Clear Genetics’ technologies have been designed to meet the needs of clinicians. In some ways, they can be thought of as a digital navigator for using genetic testing to care for patients,” said Robert Nussbaum, chief medical officer of Invitae. “Clear Genetics, like Invitae, developed these tools with the goal of ensuring easier access to medically responsible, actionable genetic testing. Understanding how best to expand the use of these technologies will play an important role in answering how clinicians will harness the power of genetics in mainstream medicine.”

Under the definitive agreement, Invitae will acquire Clear Genetics for aggregate consideration of approximately $50 million, consisting of approximately $25 million in cash and the remainder in shares of Invitae common stock, which consideration is subject to adjustment based on the net working capital of Clear Genetics at closing, among other factors. A portion of such consideration will be subject to a hold back to satisfy indemnification obligations that may arise, and securityholders of Clear Genetics will have the right for Invitae to register for resale on Form S-3 shares of Invitae common stock issued in the acquisition. The acquisition is expected to close in the coming days, subject to customary closing conditions.

Invitae was represented by Pillsbury Winthrop Shaw Pittman LLP and Clear Genetics was represented by ZAG/Sullivan and LglBiz.

About Clear Genetics

Clear Genetics is a Y Combinator company and leader in developing innovative, patient-centric software to thoughtfully integrate genetics into routine patient care. Their HIPAA-compliant platform offers an automated and comprehensive solution to deliver genetic services at scale. Clear Genetics serves leading health systems, clinics and commercial labs across the nation. Visit: ClearGenetics.com

About Invitae

Invitae Corporation (NYSE: NVTA) is a leading medical genetics company whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company’s website at invitae.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the potential benefits of the proposed acquisition; the expected timing of the closing of the proposed acquisition; the capabilities and benefits of Clear Genetics’ technology; the company’s ability to expand the use of Clear Genetics’ technology and the impact thereof; the company’s business strategy, and its beliefs regarding the ways in which the proposed acquisition will contribute to that strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the parties’ ability to satisfy the conditions precedent to the consummation of the proposed transaction, including the parties’ ability to close the proposed merger; the occurrence of any event that could give rise to the termination of the definitive agreement; unanticipated difficulties or expenditures relating to the proposed transaction; the risk that expected benefits of the proposed transaction may not be achieved in a timely manner, or at all; the risk that Clear Genetics may not be successfully integrated with the company’s business following the closing, or that Clear Genetics’ technology may not be successfully integrated into the company’s platform; the company’s history of losses; the company’s ability to compete; the company’s ability to manage growth effectively; the company’s ability to use rapidly changing genetic data to interpret test results accurately and consistently; security breaches, loss of data and other disruptions; laws and regulations applicable to the company’s business; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

Source: Invitae Corporation

Contact:

Laura D’Angelo

pr@invitae.com

(628) 213-3283

###